Exhibit 3.16

CERTIFICATE OF INCORPORATION

Companies Act

Registry Number

3225719

Name of Company

AXCAN NOVA SCOTIA 2 ULC

I hereby certify that the above-mentioned company was incorporated this date under the Companies Act and that the liability of the members is unlimited.

/s/ Charles S. Reagh	February 6, 2008
Agent of the Registrar of Joint Stock Companies	Date of Incorporation

MEMORANDUM OF ASSOCIATION

OF

AXCAN NOVA SCOTIA 2 ULC

1.	The name of the Company is Axcan Nova Scotia 2 ULC.

2.	There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

(1)	to sell or dispose of its undertaking, or a substantial part thereof;

(2)	to distribute any of its property in specie among its members; and

(3)	to amalgamate with any company or other body of persons.

3.	The liability of the members is unlimited.

I, the undersigned, whose name, address and occupation are subscribed, am desirous of being formed into a company in pursuance of this Memorandum of Association, and I agree to take the number and kind of shares in the capital stock of the Company written below my name.

/s/ Charles S. Reagh
Name of Subscriber: Charles S. Reagh
900-1959 Upper Water Street, Halifax, NS B3J 3N2
Occupation: Solicitor
Number of shares subscribed: Ten common shares

TOTAL SHARES TAKEN: Ten common shares

Dated this 6th day of February, 2008.

Witness to above signature:	/s/ Matthew Weyman
Name of Witness: Matthew Weyman
900-1959 Upper Water Street, Halifax, NS B3J 3N2
Occupation: Legal Assistant